Exhibit 99.1

Brown-Forman Corporation
Pro Forma Condensed Consolidated Financial Statements (Unaudited)

On March 1, 2016, Brown-Forman Corporation (the “Company”) completed the sale of its Southern Comfort and Tuaca brands (the “Sale”) to Sazerac Company, Inc. for approximately $542 million in cash (subject to a post-closing inventory adjustment).

The following unaudited pro forma condensed consolidated financial statements (the “pro forma financial statements”) are based on our historical consolidated financial statements as adjusted to give effect to the Sale. The unaudited pro forma condensed consolidated balance sheet as of January 31, 2016, gives effect to the Sale as if it had occurred on January 31, 2016. The unaudited pro forma condensed consolidated statements of operations for the nine months ended January 31, 2016, and the fiscal year ended April 30, 2015, give effect to the Sale as if it had occurred on May 1, 2014.

The pro forma financial statements are for illustrative and informational purposes only and may not necessarily reflect what the Company’s financial position or results of operations would have been had the Sale been completed on the dates noted above. In addition, the pro forma financial statements do not purport to be indicative of the Company’s future financial position or results of operations.

The pro forma adjustments give effect only to events that are directly attributable to the Sale, factually supportable, and — with respect to the pro forma statements of operations — expected to have a continuing impact on our consolidated results. The pro forma adjustments are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The pro forma financial statements should be read together with the Company’s historical financial statements and notes thereto, which are included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2015, and quarterly report on Form 10-Q for the period ended January 31, 2016.

Brown-Forman Corporation
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
As of January 31, 2016
(Dollars in millions)

	Historical	Divested Business (a)	Sales Proceeds (b)	Pro Forma
Assets
Cash and cash equivalents	$317	$—	$532	$849
Accounts receivable, net	630	—	—	630
Inventories	1,031	—	—	1,031
Assets held for sale	48	(48)	—	—
Other current assets	379	—	—	379
Total current assets	2,405	(48)	532	2,889

Property, plant and equipment, net	621	(1)	—	620
Goodwill	589	—	—	589
Other intangible assets	582	—	—	582
Other assets	136	—	—	136
Total assets	$4,333	$(49)	$532	$4,816

Liabilities
Accounts payable and accrued expenses	$498	$—	$—	$498
Dividends payable	68	—	—	68
Short-term borrowings	509	—	—	509
Other current liabilities	25	—	—	25
Total current liabilities	1,100	—	—	1,100

Long-term debt	1,229	—	—	1,229
Accrued pension and other postretirement benefits	305	—	—	305
Other liabilities	282	—	—	282
Total liabilities	2,916	—	—	2,916

Commitments and contingencies

Stockholders’ Equity
Common stock	34	—	—	34
Additional paid-in capital	114	—	—	114
Retained earnings	3,561	(49)	532	4,044
Accumulated other comprehensive loss, net of tax	(323)	—	—	(323)
Treasury stock, at cost	(1,969)	—	—	(1,969)
Total stockholders’ equity	1,417	(49)	532	1,900
Total liabilities and stockholders’ equity	$4,333	$(49)	$532	$4,816
 See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Brown-Forman Corporation
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
For the Nine Months Ended January 31, 2016
(Dollars in millions, except per share amounts)

	Historical	Divested Business (c)		Pro Forma
Net sales	$3,078	$(163)		$2,915
Excise taxes	718	(48)		670
Cost of sales	729	(28)		701
Gross profit	1,631	(87)		1,544
Advertising expenses	317	(32)		285
Selling, general, and administrative expenses	507	(7)		500
Operating income	807	(48)		759
Interest expense, net	33	—		33
Income before income taxes	774	(48)		726
Income taxes	229	(13)	(d)	216
Net income	$545	$(35)		$510
Earnings per share:
Basic	$2.67	$(0.17)		$2.50
Diluted	$2.65	$(0.17)		$2.48
Average common shares outstanding (in thousands):
Basic	204,242	—		204,242
Diluted	205,576	—		205,576
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Brown-Forman Corporation
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
For the Year Ended April 30, 2015
(Dollars in millions, except per share amounts)

	Historical	Divested Business (c)		Pro Forma
Net sales	$4,096	$(237)		$3,859
Excise taxes	962	(69)		893
Cost of sales	951	(40)		911
Gross profit	2,183	(128)		2,055
Advertising expenses	437	(52)		385
Selling, general, and administrative expenses	697	(6)		691
Other expense (income), net	22	—		22
Operating income	1,027	(70)		957
Interest expense, net	25	—		25
Income before income taxes	1,002	(70)		932
Income taxes	318	(20)	(d)	298
Net income	$684	$(50)		$634
Earnings per share:
Basic	$3.23	$(0.24)		$2.99
Diluted	$3.21	$(0.24)		$2.97
Average common shares outstanding (in thousands):
Basic	211,593	—		211,593
Diluted	213,083	—		213,083
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Brown-Forman Corporation
Notes to the Pro Forma Condensed Consolidated Financial Statements (Unaudited)
(Dollars in millions)

(a)	To eliminate the book value of the assets included in the business sold to Sazerac Company, Inc.

(b)
To record proceeds (representing a sale price of approximately $542 net of estimated transaction-related costs of $10) from the sale to Sazerac Company Inc., which remains subject to a post-closing inventory adjustment. The tax impacts related to the proceeds from the sale have not been included in the unaudited pro forma condensed consolidated balance sheet because some significant facts are uncertain at this time. Therefore, income tax-related adjustments could materially change as we finalize our accounting to be reported in the annual report on Form 10-K for the fiscal year ending April 30, 2016.

(c)	To eliminate the operating results of the business sold to Sazerac Company, Inc.

(d)
Represents the income tax effect of the elimination of the revenue and expenses of the divested business. The tax effect was calculated using the historical statutory rates in effect for the periods presented.